EXHIBIT 12.1

LEGAL OPINION

October 30, 2019

Brownstein Hyatt Farber Schreck, LLP
410 Seventeenth Street, Suite 2200
Denver, Colorado 80202-4437
T 303.223.1100 F 303.223.1111

Board of Directors

Real Goods Solar, Inc.

110 16th Street, 3rd Floor

Denver, Colorado 80202

Ladies and Gentlemen:

We are acting as special counsel to Real Goods Solar, Inc., a Colorado corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), of an Offering Statement on Form 1-A, including any amendments thereto (the “Offering Statement”). The Offering Statement relates to (i) non-transferable subscription rights (the “Rights”) to subscribe for shares of the Company’s Series 1 Preferred Stock, par value $0.0001 per share (“Preferred Stock”), to be distributed in connection with the rights offering by the Company to holders of the Company’s Class A common stock, par value $0.0001 (“Common Stock”), and the Company’s outstanding warrants exercisable for Common Stock, (ii) up to 2,000,000 shares of Preferred Stock issuable upon exercise of the Rights and (iii) up to 3,000,000 shares of Preferred Stock issuable at the Company’s election in lieu of payment of cash dividends on the Preferred Stock. This opinion letter is furnished to you for filing with the Commission pursuant to Item 17 of Form 1-A.

In reaching the opinion stated in this letter, we have reviewed originals or copies of the Offering Statement, the Company’s Articles of Incorporation, as amended, the Form of Articles of Designation for the Preferred Stock filed as an exhibit to the Offering Statement and Bylaws, the resolutions of the Company’s Board of Directors or committees thereof authorizing the issuance of the Rights, Preferred Stock and Common Stock, and such other documents as we have considered relevant. We have assumed that: (i) all information contained in all documents that we have reviewed is correct; (ii) all signatures on all documents that we have reviewed are genuine; (iii) all documents submitted to us as originals are true and complete; (iv) all documents submitted to us as copies are true and complete copies of the originals thereof; (v) each natural person signing any document that we have reviewed had the legal capacity to do so; (vi) each natural person signing in a representative capacity any document that we reviewed had authority to sign in such capacity; and (vii) the Articles of Designation for the Preferred Stock will be duly filed and accepted by the Secretary of State for the State of Colorado.

Based upon the foregoing, it is our opinion that (i) the Rights have been duly authorized and when issued and delivered in the manner and on the terms described in the Offering Statement, will be validly issued, fully paid and non-assessable, (ii) the shares of Preferred Stock issuable upon exercise of the Rights, when issued and delivered in accordance with the terms of the Rights and upon receipt of the consideration contemplated thereby, will be validly issued, fully paid and non-assessable and(iii) the shares of Preferred Stock issuable in lieu of payment of cash dividends on the Preferred Stock, when issued and delivered in accordance with the terms of the Preferred Stock, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion letter as Exhibit 12.1 to the Offering Statement and to the use of our name under the heading “Legal Matters” therein.

As to the foregoing matters with respect to which we express our opinion, we advise that we are admitted to practice in the States of Colorado and New York, and do not render any opinion as to legal matters subject to or governed by laws other than the State of Colorado or United States federal jurisprudence.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP